Exhibit 4.6

CERTIFICATED NOTE

THIS 5.1% JUNIOR SURPLUS NOTE SCHEDULED TO MATURE ON JUNE 7, 2020 (THIS “JUNIOR NOTE”) (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM AND IN ACCORDANCE WITH THAT CERTAIN JUNIOR NOTE FISCAL AGENCY AGREEMENT BY AND BETWEEN THE SEGREGATED ACCOUNT OF AMBAC ASSURANCE CORPORATION AND THE BANK OF NEW YORK MELLON (TOGETHER WITH ITS PERMITTED SUCCESSORS AND ASSIGNS, THE “FISCAL AGENT”), DATED AS OF APRIL 30, 2013 (AS IT MAY BE DULY AMENDED FROM TIME TO TIME, THE “JUNIOR NOTE FISCAL AGENCY AGREEMENT”), COPIES OF WHICH ARE AVAILABLE FOR INSPECTION AT THE OFFICE OF THE FISCAL AGENT. EACH PURCHASER OF THIS JUNIOR NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS JUNIOR NOTE MAY BE RELYING ON THE EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144A UNDER THE SECURITIES ACT (TOGETHER WITH ANY SUCCESSOR PROVISION AND AS SUCH MAY BE HEREAFTER AMENDED FROM TIME TO TIME, “RULE 144A”) OR REGULATION S UNDER THE SECURITIES ACT (TOGETHER WITH ANY SUCCESSOR PROVISION THERETO, AND AS SUCH MAY BE HEREAFTER AMENDED FROM TIME TO TIME, “REGULATION S”).

THE JUNIOR NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, AND MAY NOT BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (4) PURSUANT TO ANY OTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, SUBJECT TO THE DELIVERY OF REASONABLY SATISFACTORY EVIDENCE TO THE ISSUER ESTABLISHING SUCH EXEMPTION, WHICH MAY INCLUDE AN OPINION OF COUNSEL, IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND ALL OTHER APPLICABLE JURISDICTIONS.

ANY PERSON ACQUIRING THIS JUNIOR NOTE IS DEEMED TO MAKE A REPRESENTATION TO THE ISSUER AND THE FISCAL AGENT AS SET FORTH IN PARAGRAPH 8 HEREOF.

ALL PAYMENTS OF PRINCIPAL AND INTEREST ON THIS JUNIOR NOTE MAY ONLY BE MADE WITH THE PRIOR APPROVAL OF THE COMMISSIONER OF INSURANCE OF THE STATE OF WISCONSIN OR ANY SUCCESSOR THERETO (THE “COMMISSIONER”).

JUNIOR SURPLUS NOTE ISSUED BY

THE SEGREGATED ACCOUNT OF

AMBAC ASSURANCE CORPORATION

JSNA- 1 $350,000,0000	CUSIP:02314K AN2

THE SEGREGATED ACCOUNT OF AMBAC ASSURANCE CORPORATION (and any successor in interest thereto, the “Issuer”), for value received, hereby promises to pay, subject to the Payment Restrictions (as defined in paragraph 1 of the reverse side of this Junior Note), to AMBAC FINANCIAL GROUP, INC., or registered assigns, the principal sum of three hundred and fifty million United States dollars ($350,000,000) on June 7, 2020 (the “Scheduled Maturity Date”), and to pay interest thereon, subject to the Payment Restrictions, including the approval of the Commissioner from May 1, 2013 or from the most recent Scheduled Interest Payment Date to which interest has been paid or duly provided for, annually in arrears on June 7 in each year and on the date the Junior Notes are scheduled to mature, commencing June 7, 2013 (each, a “Scheduled Interest Payment Date”), at the rate of 5.1% per annum, until the principal hereof is paid or duly provided for. Any reference herein to the term “scheduled maturity date” or other date for the payment of principal of the Junior Notes shall include (i) the date, if any, fixed for redemption thereof in accordance with paragraph 13 hereof and (ii) the date upon which any state or federal agency obtains an order or grants approval for the rehabilitation, liquidation, conservation or dissolution of the Issuer or the General Account (other than any Excluded Order). As specified on the reverse hereof, all payments of principal of or interest on this Junior Note may be made only with the prior approval of the Commissioner. The interest so payable, and punctually paid or duly provided for, on any Scheduled Interest Payment Date shall be paid, in accordance with the terms of the Junior Note Fiscal Agency Agreement hereinafter referred to, to the person (the “registered holder”) in whose name this Junior Note (or one or more predecessor Junior Notes) is registered at the close of business on May 20 (whether or not a Business Day, as defined herein), as the case may be (each, a “Regular Record Date”), next preceding such Scheduled Interest Payment Date. Interest on the Junior Notes shall be calculated on the basis of a 360-day year of twelve months of 30 days each. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the registered holder on such Regular Record Date and shall be paid to the person in whose name this Junior Note (or one or more predecessor Junior Notes) is registered at the close of business on a special record date for the payment of such interest to be fixed by the Issuer, notice whereof shall be given to registered holders of the Junior Notes not less than 15 days prior to such special record date.

Principal of this Junior Note shall be payable against surrender hereof at the Corporate Trust Office of the Fiscal Agent hereinafter referred to and at the offices of such other Paying Agents as the Issuer shall have appointed pursuant to the Junior Note Fiscal Agency Agreement. Payments of principal of the Junior Notes shall be made only against surrender of the Junior Notes; provided that in the case of payment of only a portion of principal, the Issuer shall execute a new registered Junior Note or Junior Notes in aggregate principal amount equal to and in exchange for the remaining portion of the principal of the Junior Note so surrendered. Payments of interest on this Junior Note will be made, in accordance with the foregoing and subject to applicable laws and regulations, (i) by wire transfer of immediately available funds to an account maintained by the person entitled thereto with a bank if such registered holder gives notice to the Fiscal Agent, not less than 15 days (or such fewer days as the Fiscal Agent may accept at its discretion) prior to the applicable scheduled payment date or scheduled maturity date hereof, of the payee’s account to which payment is to be made or (ii) if no such notice is given, by mailing a check on or before the scheduled payment date of such payment to the person entitled thereto at such person’s address appearing on the aforementioned register. Unless the designation of the payee’s account to which payment is to be made is revoked, any such designation made by such holder with respect to such Junior Notes of the payee’s account to which payment is to be made shall remain in effect with respect to any future payments with respect to such Junior Notes payable to such holder. The Issuer agrees that until this Junior Note has been delivered to the Fiscal Agent for cancellation, or monies sufficient to pay the full principal of and interest remaining unpaid on this Junior Note have been made available for payment and either paid or returned to the Issuer as provided herein, it will at all times maintain offices or agencies in the Borough of Manhattan, The City of New York for the payment of the principal of and interest on the Junior Notes as herein provided.

Reference is hereby made to the further provisions of this Junior Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Junior Note may be executed by the Issuer by manual, facsimile or portable document format signatures, and such signatures may be executed on separate counterparts.

Unless the certificate of authentication hereon has been executed by the Fiscal Agent by manual signature, this Junior Note shall not be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated: May 1, 2013

THE SEGREGATED ACCOUNT OF AMBAC ASSURANCE CORPORATION,

By:	Ambac Assurance Corporation, as Manager

By:	/s/ DAVID TRICK
Name:	David Trick
Title:	Chief Financial Officer and Senior Managing Director

This is one of the Junior Notes referred to in the within-mentioned Junior Note Fiscal Agency Agreement.

THE BANK OF NEW YORK MELLON as Fiscal Agent

By:	/s/ STACEY POINDEXTER
Authorized Officer

FORM OF REVERSE

1. General. This Note is one of a duly authorized issue of 5.1% Junior Surplus Notes scheduled to mature on June 7, 2020 of the Issuer (herein called the “Junior Notes”), unlimited in aggregate principal amount. The Issuer and The Bank of New York Mellon have entered into a Junior Note Fiscal Agency Agreement, dated as of April 30, 2013 (such instrument, as it may be duly amended from time to time, is herein called the “Junior Note Fiscal Agency Agreement”), which provides for the mechanism for issuing the Junior Notes and, inter alia, sets forth certain duties of the Fiscal Agent in connection therewith. As used herein, the term “Fiscal Agent” includes any successor fiscal agent under the Junior Note Fiscal Agency Agreement. Copies of the Junior Note Fiscal Agency Agreement are on file and available for inspection at the Corporate Trust Office of the Fiscal Agent in the Borough of Manhattan, The City of New York. Holders of Junior Notes are referred to the Junior Note Fiscal Agency Agreement for a statement of the terms thereof, including those relating to transfer, payment, exchanges and certain other matters. The Fiscal Agent or any Paying Agent shall also act as Transfer Agent and securities registrar.

Capitalized definitional terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Junior Note Fiscal Agency Agreement. The terms of the Junior Notes include those stated in the Junior Note Fiscal Agency Agreement. The Junior Notes are subject to all such terms, and holders of the Junior Notes are referred to the Junior Note Fiscal Agency Agreement for a statement of such terms. Holders of Junior Notes may enforce the Junior Notes only in accordance with the Junior Note Fiscal Agency Agreement.

The Junior Notes are direct and unsecured obligations of the Issuer and, subject to the payment restrictions contained in paragraphs 4 and 8 hereof (the “Payment Restrictions”), are scheduled to mature on June 7, 2020.

Any reference herein to the term “scheduled maturity date” or other date for the payment of principal of the Junior Notes shall include (i) the date, if any, fixed for redemption thereof in accordance with paragraph 13 hereof and (ii) the date upon which any state or federal agency obtains an order or grants approval for the rehabilitation, liquidation, conservation or dissolution of the Issuer or the General Account (other than any Excluded Order).

2. Form of Junior Notes. The Junior Notes are issuable only in fully registered form without coupons.

3. Registration, Transfer and Exchange. The Issuer shall maintain, in the Borough of Manhattan, The City of New York, a Transfer Agent where Junior Notes may be registered or surrendered for registration of transfer or exchange. The Issuer has initially appointed the Fiscal Agent at its Corporate Trust Office as its Transfer Agent. The Issuer shall cause the Transfer Agent to act as a securities registrar and shall cause to be kept at the office of the Transfer Agent a register in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Junior Notes and registration of transfers and exchanges of Junior Notes. The Issuer reserves the right to vary or terminate the appointment of the Transfer Agent or to appoint additional or other Transfer Agents or to approve any change in the office through which any Transfer Agent acts; provided that there shall at all times be a Transfer Agent in the

Borough of Manhattan, The City of New York. The Issuer shall cause written notice of any resignation, termination or appointment of the Fiscal Agent or any Paying Agent or Transfer Agent and of any change in the office through which any such Agent shall act to be provided to holders of Junior Notes.

Subject to the restrictions set forth herein and in the Junior Note Fiscal Agency Agreement, the transfer of a Junior Note is registrable on the aforementioned register upon surrender of such Junior Note at any Transfer Agent duly endorsed by, or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer duly executed by, the registered holder thereof or such holder’s attorney duly authorized in writing. Upon such surrender of this Junior Note for registration of transfer, the Issuer shall execute, and the Fiscal Agent shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Junior Notes, dated the date of authentication thereof, of any authorized denominations and of a like aggregate principal amount.

Subject to the restrictions set forth herein and in the Junior Note Fiscal Agency Agreement, at the option of the registered holder upon request confirmed in writing, Junior Notes may be exchanged for Junior Notes of any authorized denominations and aggregate principal amount upon surrender of the Junior Notes to be exchanged at the office of any Transfer Agent. Whenever any Junior Notes are so surrendered for exchange, the Issuer shall execute, and the Fiscal Agent shall authenticate and deliver, the Junior Notes which the registered holder making the exchange is entitled to receive. Any registration of transfer or exchange shall be effected upon the Issuer being reasonably satisfied with the documents of title and identity of the person making the request and subject to the restrictions set forth in this Junior Note and/or the Junior Note Fiscal Agency Agreement and such reasonable regulations as the Issuer may from time to time agree with the Fiscal Agent.

Junior Notes may be redeemed by the Issuer, in whole or in part, but only to the extent permitted by the Payment Restrictions, including the prior approval of the Commissioner, and in accordance with paragraph 13 hereof. In the event of a partial redemption, the Issuer shall not be required (i) to register the transfer of or exchange any Junior Note during a period beginning at the opening of business 15 days before the date notice is given identifying the Junior Notes to be redeemed, or (ii) to register the transfer or exchange of any Junior Note, or portion thereof, called for redemption.

All Junior Notes issued upon any registration of transfer or exchange of Junior Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits, as the Junior Notes surrendered upon such registration of transfer or exchange. No service charge shall be made for any registration of transfer or exchange, but the Issuer and the Fiscal Agent may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, other than an exchange in connection with the partial redemption of a Junior Note not involving any registration of a transfer.

Prior to due presentment of this Junior Note for registration of transfer, the Issuer, the Fiscal Agent and any agent of the Issuer or the Fiscal Agent may treat the person in whose name this Junior Note is registered as the absolute owner hereof for all purposes, whether or not this Junior Note be overdue, and neither the Issuer nor the Fiscal Agent nor any such agent shall be affected by notice to the contrary.

4. Restrictions on Payment. (a) Notwithstanding anything to the contrary set forth herein or in the Junior Note Fiscal Agency Agreement, any payment of principal of, interest on or any monies owing with respect to this Junior Note, whether at the scheduled payment date or scheduled maturity date specified herein or otherwise, may be made only with the prior approval of the Commissioner. If the Commissioner does not approve the making of any payment of principal of or interest on this Junior Note on the scheduled payment date or scheduled maturity date thereof, as specified herein, the scheduled payment date or scheduled maturity date, as the case may be, shall be extended and such payment, together with interest accrued with respect thereto as contemplated by the immediately following two sentences, shall be made by the Issuer on the next following Business Day (as defined below) on which the Issuer shall have the approval of the Commissioner to make such payment together with such interest. Interest will continue to accrue, compounded on each anniversary of the original scheduled payment date or scheduled maturity date, on any such unpaid principal through the actual date of payment at the rate of interest stated on the face hereof. Interest will accrue, compounded on each anniversary of the original scheduled payment date, on interest (or any portion thereof) with respect to which the scheduled payment date has been extended, during the period of such extension, at the rate of interest per annum applicable to principal hereunder. If the Commissioner approves a payment of principal of or interest on the Junior Notes in an amount that is less than the full amount of principal of and interest on the Junior Notes then scheduled to be paid in respect of the Junior Notes, payment of such partial amount shall be made pro rata among Junior Note holders.

(b) Any payment of principal of or interest on any Junior Note as to which the approval of the Commissioner has been obtained and which is not punctually paid or duly provided for on the scheduled payment date or scheduled maturity date thereof, as set forth herein (such payment being referred to as an “Unpaid Amount”), subject to the provisions of paragraph 12(b), will forthwith cease to be payable to the registered holder of this Junior Note on the relevant record date designated herein, and such Unpaid Amount, together with interest thereon accrued at the rate of interest per annum applicable to principal hereunder, compounded on each anniversary of the original scheduled payment date or scheduled maturity date, will instead be payable to the registered holder of this Junior Note on a subsequent special record date. The Issuer shall fix the special record date and payment date for the payment of any Unpaid Amount. At least 15 days before the special record date, the Issuer shall mail to each holder of the Junior Notes and the Fiscal Agent a notice that states the special record date, payment date and amount of interest or principal to be paid. On the payment date set forth in such notice, the Paying Agent shall pay the amount of interest or principal to be so paid to each holder of the Junior Notes in the manner set forth in Section 4(a) of the Junior Note Fiscal Agency Agreement.

5. Payment. (a) For so long as the Fiscal Agent is acting as a Paying Agent hereunder, the Issuer, subject to the Payment Restrictions, shall provide to the Fiscal Agent, or such other Paying Agent if the Fiscal Agent is no longer acting as a Paying Agent, in immediately available funds on or prior to 11:00 a.m., New York time, on each date on which a payment of principal of or any interest on this Junior Note is payable, as set forth herein, such amounts, in U.S. dollars, as are necessary (with any amounts then held by the Fiscal Agent and available for the purpose) to make such payment, and the Issuer hereby authorizes and directs the Fiscal Agent from funds so provided to it to make or cause to be made payment of the principal of and any interest, as the case may be, on this Junior Note as set forth herein and in the Junior Note Fiscal Agency Agreement. Payments of principal of or any interest on the Junior Notes will be made (i) by wire transfer of immediately available funds to an account maintained by the payee with a bank if such registered holder gives notice to the Fiscal Agent, not less than 15 days (or such fewer days as the Fiscal Agent may accept at its discretion) prior to the date on which such payments are scheduled to be made, of the account to which payment is to be made or (ii) if no such notice is given, by mailing a check to the payee at the address reflected in the securities register maintained pursuant to Section 6 of the Junior Note Fiscal Agency Agreement. Unless the designation of the payee’s account to which payment is to be made is revoked, any such designation made by such holder with respect to such Junior Notes shall remain in effect with respect to any future payments with respect to such Junior Notes payable to such holder. The Issuer shall pay any reasonable administrative costs in connection with making any such payments. The Fiscal Agent shall arrange directly with any other Paying Agent who may have been appointed by the Issuer pursuant to the provisions of Section 2 of the Junior Note Fiscal Agency Agreement for the payment, subject to the Payment Restrictions, from funds so paid by the Issuer of the principal of and any interest on this Junior Note. Any monies held in respect of this Junior Note remaining unclaimed at the end of two years after such principal and such interest shall have become payable in accordance with the Payment Restrictions (whether at the Scheduled Maturity Date or otherwise) and monies sufficient therefor shall have been duly made available for payment shall, together with any interest made available for payment thereon, be repaid to the Issuer and upon such repayment all liability of the Fiscal Agent with respect thereto shall cease, without, however, limiting in any way any obligation the Issuer may have to pay the principal of and interest on this Junior Note, subject to the Payment Restrictions. To the extent that the Fiscal Agent is not acting as Paying Agent, references to the Fiscal Agent in this Section 5(a) shall include the Paying Agent in such capacity.

(b) In any case where the scheduled payment date or scheduled maturity date of any Junior Note shall be at any place of payment a day on which banking institutions are not carrying out transactions in U.S. dollars or are authorized or obligated by law or executive order to close, then payment of principal or interest need not be made on such date at such place but may be made on the next succeeding day at such place which is not a day on which banking institutions in the applicable jurisdiction are not carrying out transactions in U.S. dollars or are authorized or obligated by law or executive order to close (a “Business Day”), with the same force and effect as if made on the scheduled payment date or scheduled maturity date thereof, and no interest shall accrue on the amount of such payment for the period after such date, if such payment is so made.

6. Duties and Taxes. The Issuer shall pay all stamp and other duties, if any, which may be imposed by the United States of America or any governmental entity or any political subdivision thereof or taxing authority of or in the foregoing with respect to the Junior Note Fiscal Agency Agreement or the initial issuance of this Junior Note. All payments will be made by the Issuer without withholding or deduction for or on account for any present or future tax, duty, assessment or other governmental charge of whatever nature imposed or levied by any government or any political subdivision or taxing authority thereof or therein, unless such withholding or deduction is required by law. The Issuer shall not be required to make any additional payment with respect to any withholding or deduction so required.

7. ERISA. No employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or plan or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any entity whose underlying assets are considered to include “plan assets” of such employee benefit plans or arrangements (each, a “Plan”), or governmental, church or foreign plan subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”), and no person acting on behalf of or investing “plan assets” of a Plan or a plan subject to a Similar Law, may acquire this Junior Note, unless the acquisition and holding of the Junior Note is exempt under one or more of Prohibited Transaction Class Exemptions 96-23, 95-60, 91-38, 90-1 or 84-14 (or any amendment thereof) or Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code or another applicable exemption from the prohibitions under Section 406 of ERISA and Section 4975 of the Code or, in the case of a governmental, church or foreign plan subject to Similar Law, such acquisition and holding do not violate any Similar Law. The acquisition by any person of this Junior Note shall constitute a representation by such person to the Issuer and the Fiscal Agent that either (i) such person is not a Plan or a plan subject to Similar Law and is not acquiring the Junior Note on behalf of or with “plan assets” of any Plan or any plan subject to Similar Law or (ii) its acquisition and holding of the Junior Note or any interest therein are covered under an applicable exemption from the prohibitions under Section 406 of ERISA and Section 4975 of the Code. The restrictions on acquisitions of the Junior Notes set forth in this paragraph 7 are in addition to those otherwise set forth in Section 6 of the Junior Note Fiscal Agency Agreement and under applicable law or, in the case of a plan subject to Similar Law, do not violate such Similar Law.

8. Subordination. (a) The Issuer agrees, and each Junior Note holder by accepting a Junior Note agrees, that the indebtedness evidenced by the Junior Notes is subordinated in right of payment, to the extent and in the manner provided in this paragraph, to the prior payment in full of all Indebtedness, Policy Claims and Prior Claims (each as hereinafter defined).

(a) No payment of interest on or principal of this Junior Note shall be made until all existing and future Indebtedness, Policy Claims and Prior Claims have been paid in full, including upon any distribution to creditors of the Issuer in any rehabilitation, liquidation, conservation or dissolution or similar proceeding relating to the Issuer or its property. If the Commissioner approves a payment of principal of or interest on the Junior Notes in an amount that is less than the full amount of principal of and interest on the Junior Notes then scheduled to be paid in respect of the Junior Notes, payment of such partial amount shall be made pro rata among Junior Note holders as their interests may appear.

(b) If a distribution is made to Junior Note holders that, because of this paragraph, should not have been made to them, the Junior Note holders who receive the distribution shall pay it over to the Issuer.

(c) The Issuer shall promptly notify the Fiscal Agent and the Paying Agent of any facts known to the Issuer that would cause a payment of principal of or interest on the Junior Notes to violate paragraph 8(b).

(d) This paragraph defines the relative rights of Junior Note holders, on the one hand, and holders of any other claims, on the other hand. Nothing in this Junior Note or the Junior Note Fiscal Agency Agreement shall (i) impair, as between the Issuer and Junior Note holders, the obligation of the Issuer which is, subject to the Payment Restrictions, absolute and unconditional to pay principal of and interest on the Junior Notes in accordance with their terms; (ii) affect the relative rights of Junior Note holders and creditors of the Issuer, other than holders of Policy Claims, Indebtedness or Prior Claims; or (iii) prevent the Fiscal Agent or any Junior Note holder from exercising any available remedies upon a breach by the Issuer of its obligations hereunder, subject to the rights of holders of Policy Claims, Indebtedness or Prior Claims to receive distributions otherwise payable to Junior Note holders.

(e) No right of any holder of Policy Claims, Indebtedness or Prior Claims to enforce the subordination of the indebtedness evidenced by the Junior Notes shall be impaired by any act or failure to act by the Issuer or by its failure to comply with the terms of this Junior Note Fiscal Agency Agreement.

(f) Each holder of Junior Notes, by acceptance thereof, authorizes and directs the Fiscal Agent on its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this paragraph and appoints the Fiscal Agent its attorney-in-fact for any and all such purposes.

As used herein, “Indebtedness” of the Issuer shall mean (i) all existing or future surplus or contribution notes or similar obligations of the Issuer; (ii) all existing or future indebtedness of the Issuer for borrowed money; (iii) all existing or future indebtedness for borrowed money of other persons, the payment of which is guaranteed by the Issuer; (iv) all existing or future obligations of the Issuer under any agreement obligating the Issuer to cause another person to maintain a minimum level of net worth, or otherwise to ensure the solvency of such person; (v) all other claims or amounts owed, to the extent that the payment of principal of and interest on, or any redemption payment with respect to, the Junior Notes would be required by law to be subordinated to the prior payment of any such claim or amount in the event of a distribution of claims pursuant to Section 645.68 of the Wisconsin Statutes (together with any successor provision, and as it may be hereafter amended from time to time, “Section 645.68”) and (vi) any surplus or contribution notes or similar obligations of Ambac Assurance Corporation, unless the terms thereof expressly state that such notes are pari passu with or subordinated to this Junior Note. Any indebtedness of the Issuer, which, by its express terms or other contract, is subordinated in right of payment to, or ranks equally with, the Junior Notes shall not constitute Indebtedness. Any other junior surplus notes or similar obligations of the Issuer shall not constitute Indebtedness and will rank pari passu with, or be subordinated to, the Junior Notes.

As used herein, “Policy Claims” shall mean all existing or future claims of policyowners, beneficiaries and insureds arising from and within the coverage of, and not in excess of the applicable limits of, any and all existing or future policies, endorsements, riders and other contracts of insurance, annuity contracts (including, without limitation, guaranteed investment contracts and funding agreements) issued, assumed or renewed by the Issuer on or prior to the date hereof or hereafter created, all claims under separate account agreements to the extent such claims are not fully discharged by the assets held by the Issuer in the applicable separate accounts and all claims of any guaranty corporation or association of the State of Wisconsin or any other jurisdiction against the Issuer.

As used herein, “Prior Claims” shall mean all other claims against the Issuer, which, in the event of a rehabilitation, liquidation, conservation, dissolution or similar proceeding relating to the Issuer pursuant to Section 645.68, would have priority over claims with respect to the Junior Notes. Under Section 645.68 as currently in effect, such other claims include: (i) costs and expenses of administration during conservation, rehabilitation, liquidation or similar proceedings, including but not limited to actual and necessary costs of preserving or recovering the assets of the insurer, compensation for all services rendered in the liquidation; necessary filing fees, fees and mileage payable to witnesses, and reasonable attorney fees; (ii) all claims under policies for losses incurred, including third party claims and federal, state and local government claims, except the first $200 of losses otherwise payable to any claimant under this clause (ii) other than the federal government; (iii) claims of the federal government not included under clause (ii), interest at the legal rate compounded annually on all claims in the class under this clause (iii), and on all claims of the federal government in the class under clause (ii), from the date of the petition for liquidation or the date on which the claim becomes due, whichever is later, until the date on which the dividend is declared; (iv) claims against the Issuer that are not under policies and that are for liability for bodily injury or for injury to or destruction of tangible property; (v) debts due to employees (with the exception of officers) for services performed, not to exceed $1,000 to each employee which have been earned within one year before the filing of the petition for liquidation, which shall be in lieu of any other similar priority authorized by law as to wages or compensation of employees, provided, however, that if there are no claims of the federal government, the claims in clause (v) have priority over all claims under clauses (ii) to (x); (vi) claims under non-assessable policies for unearned premiums and other premium refunds and the first $200 of loss excepted by the deductible provision under clause (ii); (vii) all other claims, including claims of any state or local government, not falling within other clauses and claims, including those of any state or local governmental body, for a penalty or forfeiture, but only to the extent of the pecuniary loss sustained from the act, transaction or proceeding out of which the penalty or forfeiture arose, with reasonable and actual costs occasioned thereby; (viii) claims based solely on judgments; (ix) interest at the legal rate compounded annually on all claims in the classes under clauses (i) to (viii), except for claims of the federal government in the classes under clauses (ii) and (iii), from the date of the petition for liquidation or the date on which the claim becomes due, whichever is later, until the date on which the dividend is declared; and (x) pursuant to subdivision (8) of Section 645.68, the remaining claims or portions of claims not already paid, with interest calculated in accordance with clause (ix).

9. Delivery of Certain Information. For so long as any of the Junior Notes remain Outstanding or any amount remains unpaid on any of the Junior Notes, the Issuer shall, in accordance with Rule 144A, comply with the terms of the agreements set forth in Section 8 of the Junior Note Fiscal Agency Agreement.

10. Mutilation, Destruction, Loss, etc. In case this Junior Note shall become mutilated, defaced, destroyed, lost or stolen, the Issuer will execute and upon the Issuer’s request the Fiscal Agent shall authenticate and deliver a new Junior Note, having a number not contemporaneously outstanding, of like tenor (including the same date of issuance) and equal principal amount, registered in the same manner, bearing interest from the date to which interest has been paid on this Junior Note, in exchange and substitution for this Junior Note (upon surrender and cancellation thereof if mutilated or defaced) or in lieu of and substitution for this Junior Note. In the case where this Junior Note is destroyed, lost or stolen, the applicant for a substituted Junior Note shall furnish to the Issuer and the Fiscal Agent such security or indemnity as may be reasonably required by it to save it harmless, and, in every case of destruction, loss or theft of this Junior Note, the applicant shall also furnish to the Issuer and the Fiscal Agent reasonable satisfactory evidence of the destruction, loss or theft of this Junior Note and of the ownership thereof; provided, however, that if the registered holder hereof is, in the reasonable judgment of the Issuer and the Fiscal Agent, an institution of recognized responsibility, such holder’s written agreement of indemnity shall be deemed to be satisfactory for the issuance of a new Junior Note in lieu of and substitution for this Junior Note. The Fiscal Agent shall authenticate any such substituted Junior Note and deliver the same only upon written request or authorization of the Issuer. Upon the issuance of any substituted Junior Note, the Issuer and the Fiscal Agent may require the payment by the registered holder thereof of a sum sufficient to cover fees and expenses connected therewith. In case this Junior Note has matured or is about to mature and shall become mutilated or defaced or be destroyed, lost or stolen, the Issuer may, subject to the Payment Restrictions, instead of issuing a substitute Junior Note, pay or authorize the payment of the same (without surrender thereof except if this Junior Note is mutilated or defaced) upon compliance by the registered holder with the provisions of this paragraph 10 as hereinabove set forth.

11. Amendments. Section 11 of the Junior Note Fiscal Agency Agreement, which Section is hereby incorporated mutatis mutandis by reference herein, provides that, with certain exceptions as therein provided and with the consent of the holders of not less than a majority in aggregate principal amount of the Junior Notes then Outstanding or by written consent of such percentage in aggregate principal amount of the Junior Notes then Outstanding, the Issuer and the Fiscal Agent may, with the prior approval of the Commissioner, modify, amend or supplement the Junior Note Fiscal Agency Agreement or the terms of the Junior Notes or may give consents or waivers or take other actions with respect thereto. Any such modification, amendment, supplement, consent, waiver or other action shall be conclusive and binding on the holder of this Junior Note and on all future holders of this Junior Note and of any Junior Note issued upon the registration of transfer hereof or in exchange heretofore or in lieu hereof, whether or not notation thereof is made upon this Junior Note. The Junior Note Fiscal Agency Agreement and the terms of the Junior Notes may, with the prior approval of the Commissioner, be modified or amended by the Issuer and the Fiscal Agent, without the consent of any holders of Junior Notes, for the purpose of (a) adding to the covenants of the Issuer for the benefit of the holders of Junior Notes, or (b) surrendering any right or power conferred upon the Issuer, or (c) securing the Junior Notes, or (d) evidencing the succession of another corporation to the Issuer and the assumption by such successor of the covenants and obligations of the Issuer herein and in the Junior Note Fiscal Agency Agreement as permitted by the Junior Notes and the Junior Note Fiscal Agency Agreement, or (e) modifying the restrictions on, and procedures for, resale and other transfers of the Junior Notes to the extent required by any change in applicable law or regulation (or the interpretation thereof) or in practices relating to the resale or transfer of restricted securities generally, or (f) accommodating the issuance, if any, of Junior Notes in book-entry or certificated form and matters related thereto which do not adversely affect the interest of any Junior Note holder in any material respect, or (g) curing any ambiguity or correcting or supplementing any defective provision contained herein or in the Junior Note Fiscal

Agency Agreement in a manner which does not adversely affect the interest of any Junior Note holder in any material respect, or (h) effecting any amendment which the Issuer and the Fiscal Agent may determine is necessary or desirable and which shall not adversely affect the interest of any Junior Note holder, to all of which each holder of any Junior Note, by acceptance thereof, consents.

12. Remedies. Holders of Junior Notes may enforce the Junior Note Fiscal Agency Agreement or the Junior Notes only in the manner set forth below.

(a) In the event that any state or federal agency shall obtain an order or grant approval for the rehabilitation, liquidation, conservation or dissolution of the Issuer (other than an Excluded Order), the Junior Notes will upon the obtaining of such an order or the granting of such approval immediately mature in full without any action on the part of the Fiscal Agent or any holder of the Junior Notes, with payment thereon being subject to the Payment Restrictions, and any restrictions imposed as a consequence of, or pursuant to, such proceedings. Notwithstanding any other provision of this Junior Note or the Junior Note Fiscal Agency Agreement, in no event shall the Fiscal Agent or any holder of the Junior Notes be entitled to declare the Junior Notes to immediately mature or otherwise be immediately payable.

(b) In the event that the Commissioner approves in whole or in part a payment of any interest on or principal of, or any redemption payment with respect to, any Junior Notes and the Issuer fails to pay the full amount of such approved payment on the date such amount is scheduled to be paid, such approved amount will be immediately payable on such date without any action on the part of the Fiscal Agent or any holder of Junior Notes. In the event that the Issuer fails to perform any of its other obligations hereunder or under the Junior Note Fiscal Agency Agreement, each holder of the Junior Notes may pursue any available remedy to enforce the performance of any provision of such Junior Notes or the Junior Note Fiscal Agency Agreement; provided, however, that such remedy shall in no event include the right to declare the Junior Notes immediately payable, and shall in no circumstances be inconsistent with the provisions of applicable law. A delay or omission by any Junior Note holder in exercising any right or remedy accruing as a result of the Issuer’s failure to perform its obligations hereunder or under the Junior Note Fiscal Agency Agreement and the continuation thereof shall not impair such right or remedy or constitute a waiver of or acquiescence in such non-performance by the Issuer. To the extent permitted by law, no remedy is exclusive of any other remedy and all remedies are cumulative.

(c) Notwithstanding any other provision of this Junior Note or the Junior Note Fiscal Agency Agreement, the right of any holder of Junior Notes to receive payment of the principal of and interest on such holder’s Junior Notes on or after the respective scheduled payment or scheduled maturity dates expressed in such Junior Notes, or to bring suit for the enforcement of any such payment on or after such respective scheduled payment or scheduled maturity dates, in each case subject to such payment on such dates having received the approval of the Commissioner pursuant to the Payment Restrictions, including the approval of the Commissioner, is absolute and unconditional and shall not be impaired or affected without the consent of the holder.

13. Optional Redemption. (a) Subject to the Payment Restrictions, including the prior approval of the Commissioner, the Junior Notes are subject to redemption, as a whole or in part, at the option of the Issuer at any time and from time to time, with no less than 30 and no more than 60 days’ prior written notice to the holder of the Junior Note, at a redemption price (the “Redemption Price”) equal to 100% of the aggregate principal amount of the Junior Notes to be redeemed plus any accrued but unpaid interest (including interest on interest). The Junior Notes may not be redeemed at the option of any Junior Note holder. Notice of any redemption pursuant to this paragraph 13(a) will be given to holders of the Junior Notes as set forth below. Interest installments due on this Junior Note on or prior to a redemption date will be payable to the holder of this Junior Note of record at the close of business on the relevant record date, all as provided in the Junior Note Fiscal Agency Agreement.

(b) In the case of any partial redemption of Junior Notes, each Outstanding Junior Note shall be redeemed pro rata; provided that if at the time of redemption such Junior Notes are registered as a Global Note, the U.S. Depositary for such Global Note shall determine, in accordance with its procedures, the principal amount of such Junior Notes to be redeemed held by each holder of a beneficial interest in such Global Note.

(c) Notices to redeem Junior Notes shall be given to holders of Junior Notes in writing mailed, first-class postage prepaid, to each holder of registered Junior Notes, or portions thereof, so to be redeemed, at such holder’s address as it appears in the securities register. Such notice will be given once not more than 60 days nor less than 30 days prior to the date fixed for redemption. If by reason of the suspension of regular mail service, or by reason of any other cause, it shall be impracticable to give notice to the holders of Junior Notes in the manner prescribed herein, then such notification in lieu thereof as shall be made by the Issuer or by the Fiscal Agent on behalf of and at the instruction of the Issuer shall constitute sufficient provision of such notice, if such notification shall, so far as may be practicable, approximate the terms and conditions of the mailed notice in lieu of which it is given. Neither the failure to give notice nor any defect in any notice given to any particular holder of a Junior Note shall affect the sufficiency of any notice with respect to other Junior Notes. Notices to redeem Junior Notes shall specify the date fixed for redemption, the Redemption Price or the manner of calculation thereof, the place or places of payment, that payment will be made upon presentation and surrender of the Junior Notes to be redeemed (or portion thereof in the case of a partial redemption), that interest accrued to the date fixed for redemption (unless the date of redemption is a Scheduled Interest Payment Date) will be paid as specified in said notice, and that on and after said date interest thereon will cease to accrue if the Junior Notes are so redeemed. In addition, in the case of a partial redemption, such notice shall specify the Junior Notes called for redemption and the aggregate principal amount of the Junior Notes to remain Outstanding after the redemption.

(d) If notice of redemption has been given in the manner set forth in paragraph 13(c) hereof, the Junior Notes so to be redeemed shall be payable in full on the date specified in such notice and upon presentation and surrender of the Junior Notes at the place or places specified in such notice, the Junior Notes shall be paid and redeemed by the Issuer at the places and in the manner and currency herein specified and at the Redemption Price. From and after the redemption date, if monies for the redemption of Junior Notes called for redemption shall have been made available at the Corporate Trust Office of the Fiscal Agent for redemption on the redemption date, the Junior Notes called for redemption shall cease to bear interest, and the only right of the holders with respect to such Junior Notes or portion thereof being redeemed shall be to receive payment of the Redemption Price. If monies for the redemption of the Junior Notes are not made available for payment until after the redemption date, the Junior Notes called for redemption shall not cease to bear interest until such monies have been so made available.

(e) Any Junior Note which is to be redeemed only in part shall be surrendered with, if the Issuer or the Fiscal Agent so requires, due endorsement by, or a written instrument of transfer in form reasonably satisfactory to the Issuer and the Fiscal Agent duly executed by, the holder thereof or such holder’s attorney duly authorized in writing, and the Issuer shall execute, and the Fiscal Agent shall authenticate and deliver to the holder of such Junior Note without service charge, a new registered Junior Note or Junior Notes, of any authorized denomination as requested by such holder, and as permitted by Section 1(d) of the Junior Note Fiscal Agency Agreement, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Junior Note so surrendered.

14. Obligations Not Impaired. No reference herein to the Junior Note Fiscal Agency Agreement and no provision of this Junior Note or of the Junior Note Fiscal Agency Agreement shall alter or impair the obligation of the Issuer, subject to the Payment Restrictions, to pay the principal of and interest on this Junior Note at the times, place and rate, and in the coin or currency, herein prescribed.

15. GOVERNING LAW. THIS JUNIOR NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WISCONSIN. THE COMMISSIONER’S EXERCISE OF REGULATORY AUTHORITY, INCLUDING APPROVAL OF PAYMENTS ON THIS JUNIOR NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WISCONSIN (OR, IF THE COMMISSIONER IS NO LONGER THE PRIMARY REGULATOR OF THE FINANCIAL CONDITION OF THE ISSUER, THE LAW OF SUCH JURISDICTION OF THE PRIMARY REGULATOR OF THE FINANCIAL CONDITION OF THE ISSUER), AND THE PARTIES TO THE JUNIOR NOTE FISCAL AGENCY AGREEMENT AND HOLDERS OF THIS JUNIOR NOTE SHALL SUBMIT ANY DISPUTES RELATED TO THE EXERCISE OF SUCH REGULATORY AUTHORITY TO THE EXCLUSIVE JURISDICTION OF THE CIRCUIT COURT IN DANE COUNTY, WISCONSIN, OR, SO LONG AS ANY PROCEEDING IS PENDING IN WISCONSIN AS TO THE ISSUER UNDER CHAPTER 645 OF THE WISCONSIN STATUTES, THEN TO THAT CASE AND COURT.

15. Covenants. The Issuer shall not redeem any junior surplus notes, contribution notes or similar obligations or indebtedness issued by the Issuer or Ambac Assurance Corporation (or any successor or assign thereof in respect of such notes, obligations or indebtedness) that rank pari passu with the Junior Notes unless it also redeems a pro rata amount of the Junior Notes. Further, the Issuer shall not redeem any Junior Notes unless it also redeems a pro rata amount of any other junior surplus notes issued by the Issuer (or any successor or assign thereof in respect of such junior notes) that rank pari passu with the Junior Notes outstanding at the time of redemption. In addition, neither the Issuer nor the General Account shall make any payments of interest or principal on any junior surplus or contribution notes or similar obligations or indebtedness that rank junior to the Junior Notes until all accrued interest and the principal amount of the Junior Notes has been paid in full. No junior surplus notes issued by the Segregated Account or the General Account that rank pari passu with or junior to the Junior Notes shall be on terms that are materially more favorable to the holders of such notes than the Junior Notes.

16. Notice. The initial holder of this Junior Note hereby agrees, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to provide Ambac Assurance Corporation, as Management Services Provider for the Issuer, with a copy by email to the Rehabilitator, with prior written notice of any sale, disposition or other transfer of this Junior Note by such initial holder. Such written notice shall be provided prior to and as a condition to the consummation of the sale, disposition or other transfer by the initial holder, and shall contain the identity and address of the transferee and the date upon which the sale, disposition, or other transfer is effective.